Exhibit 99.1

DURECT Corporation Announces Retirement of Dr. Felix Theeuwes as Chairman of the Board and Distinguished Scientist

David Hoffmann, Current Lead Independent Director and Chairman of the Audit Committee, to Assume Position of Chairman of the Board

CUPERTINO, CA, December 17, 2018 /PRNewswire/ -- DURECT Corporation (Nasdaq: DRRX) announced today that Felix Theeuwes will retire as Chairman of the Board and Distinguished Scientist effective December 31, 2018.  Dr. Theeuwes has been scaling back his activities in recent years, having gone to three days per week in April 2015 and one day per week in February 2018.   David R. Hoffmann will assume the role of Chairman of the Board; he had been Lead Independent Director of the Board and will continue as Chairman of the Audit Committee.  In addition, the Board of Directors has initiated a search for an additional independent board member.

“We are very pleased to appoint David Hoffmann as our new Chairman,” stated James E. Brown, President and CEO of DURECT.  “He has made a substantial contribution over the years to DURECT as Lead Independent Director and Chairman of our Audit Committee.”

“On behalf of the Board and all of the employees of DURECT, I’d like to thank Felix for his many contributions to the company and wish him all the best in his retirement,” stated James E. Brown.

David R. Hoffmann has served as a Director of DURECT since December 2002 and as Lead Independent Director since December 2010. He had a distinguished career at ALZA Corporation (now a Johnson & Johnson company) from 1976 to 2002, where he held roles of increasing responsibility, including serving as Vice President and Treasurer for 10 years until his retirement in October 2002. Mr. Hoffmann is currently a member of the Board of Directors and Chairman of the Audit Committee of Molecular Templates, an oncology company. He holds a B.S. in Business Administration from the University of Colorado.

About DURECT Corporation

DURECT is a biopharmaceutical company actively developing therapeutics based on its Epigenetic Regulator Program and proprietary drug delivery platforms.  DUR‑928, a new chemical entity in Phase 2 development, is the lead candidate in DURECT's Epigenetic Regulator Program.  An endogenous, orally bioavailable small molecule, DUR-928 has been shown in preclinical studies to play an important regulatory role in lipid homeostasis, inflammation, and cell survival.  Human applications may include acute organ injury such as Alcoholic Hepatitis (AH), hepatic and renal diseases such as nonalcoholic steatohepatitis (NASH) and Primary Sclerosing Cholangitis (PSC), and inflammatory skin conditions such as psoriasis and atopic dermatitis.  DURECT's advanced oral and injectable delivery technologies are designed to enable new indications and enhanced attributes for small-molecule and biologic drugs.  Late stage product candidates in this category include POSIMIR® (bupivacaine extended release solution), an investigational locally-acting, non-opioid analgesic intended to provide up to 3 days of continuous pain relief after surgery, and ORADUR®-Methylphenidate ER Capsules, approved in Taiwan as Methydur Sustained Release Capsules, where it is indicated for the treatment of attention deficit hyperactivity disorder (ADHD).  In addition, for the assignment of certain patent rights related to its drug delivery technology, DURECT will receive single digit sales-based earn-out payments from U.S. net sales of PERSERIS™ (risperidone), which was approved by FDA in July 2018 for the treatment of schizophrenia in adults and is owned and marketed by Indivior PLC.  For more information, please visit www.durect.com.

NOTE: POSIMIR®, SABER®, and ORADUR® are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. DUR-928 and POSIMIR are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

DURECT Forward-Looking Statement

The statements in this press release regarding the search for potential independent board candidates, potential commercial sale of Indivior’s PERSERIS to treat schizophrenia and earn-out payments receivable from Indivior, as well as the potential use of POSIMIR to treat post-surgical pain, and the potential use of DUR-928 to treat Alcoholic Hepatitis, hepatic and renal diseases such as nonalcoholic steatohepatitis (NASH) and Primary Sclerosing Cholangitis (PSC), and inflammatory skin conditions such as psoriasis and atopic dermatitis are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risks that additional independent board candidates will not be successfully recruited, that Indivior will not launch PERSERIS commercially or that it will not obtain market acceptance and meaningful sales, as well as possible adverse events associated with the use of PERSERIS, POSIMIR and DUR-928, delays and costs due to additional work or other requirements imposed by regulatory agencies for continued development, approval or sale of POSIMIR and DUR-928, and the possibility that studies of DUR-928 will not replicate results from earlier preclinical or clinical trials.  Further information regarding risks related to DUR-928 and POSIMIR and other risks related to DURECT is included in DURECT's Form 10-Q filed on November 8, 2018 under the heading “Risk Factors.”

SOURCE:DURECT Corporation

CONTACT:Michael Arenberg, Chief Financial Officer, DURECT,

408-346-1052